Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Alliant Techsystems Inc.:

We hereby consent to the incorporation by reference in Registration Statement No. 333-82192 of Alliant Techsystems Inc. on Form S-8 of our report dated June 28, 2004, appearing in this Annual Report on Form 11-K of the Alliant Techsystems Inc. 401(k) Plan Subject to a Collective Bargaining Agreement for the year ended December 31, 2003.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota

June 28, 2004